                                                                    Exhibit 2(e)
- - --------------------------------------------------------------------------------


                  AMENDED AND RESTATED JOINT VENTURE AGREEMENT

                                      Among

                              ERICSSON HOLDING INC.

                            ERICSSON HOLDING III INC.

                                       and

                           RAYNET INTERNATIONAL, INC.

                           Dated as of March 29, 1996


- - --------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
                                    ARTICLE I
                                   DEFINITIONS

            1.1. Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 Allocation Percentage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 Auditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 Bankruptcy Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 Board of Managers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 Book Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 Capital Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 Capital Account Gross Income . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 Capital Account Gross Losses . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 Capital Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 Encumbrance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 Fair Market Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 Initially Contributed Assets . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 License Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Managing General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Member . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Net Book Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Original Joint Venture Agreement . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Partnership Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Partnership Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Partnership Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Restated Balance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Shared Product Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Specified Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Tax Matters Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Third-Party Final Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Treasury Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 U.S. GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                   ARTICLE II
                                 REORGANIZATION

           2.1.  Reorganization of Partnership  . . . . . . . . . . . . . . . . . . . . . . . . .  10
           2.2.  Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                TABLE OF CONTENTS

                                   (continued)

                                                                                                 Page

         2.3.  Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.4.  Purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.5.  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.6.  Ownership of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                   ARTICLE III
                                  CONTRIBUTIONS

         3.1.  Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.2.  Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                   ARTICLE IV
                                   ALLOCATIONS

         4.1.  Capital Account Gross Income and Capital Account Gross Losses  . . . . . . . . . .  13
         4.2.  Allocation of Items of Capital Account Gross
                   Income and Items of Capital Account Gross
                   Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.3.  Adjustment to Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                    ARTICLE V
                                  DISTRIBUTIONS

         5.1.  Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.2.  Distributions on Liquidation . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                   ARTICLE VI
                             ACCOUNTING AND RECORDS

         6.1.  Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2.  Financial Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.3.  Tax Returns and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.4.  Withholdings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.5.  Records of Shared Product Expenses . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.6.  Audit Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                   ARTICLE VII
                          MANAGEMENT OF THE PARTNERSHIP

         7.1.  Board of Managers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.2.  Meetings, Quorum and Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.3.  Restrictions on Authority of Board of
                  Managers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                TABLE OF CONTENTS

                                   (continued)

                                                                                                 Page
                                                                                                 ----
                                  ARTICLE VIII
                        TRANSFER OF PARTNERSHIP INTERESTS

         8.1.  Restrictions on Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.2.  Call Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.3.  Intracompany Transfers.    . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                   ARTICLE IX
                                    DEFAULTS

         9.1.  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.2.  Remedies Upon Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                    ARTICLE X
                                   TERMINATION

         10.1.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.2.  Winding-up  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1.  Relationship of Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.2.  Waiver of Partition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.3.  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.4.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.5.  Severability; Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.6.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.7.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.8.  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.9.  Arbitration and Consultation on Disputes  . . . . . . . . . . . . . . . . . . . .  38

                                    EXHIBITS

         1       The Tax Basis, Agreed Value, and Excess of Tax Basis over Agreed Value of Assets Contributed to the
                 Partnership on November 16, 1994 ("Initially Contributed Assets"), by Raynet and EHU

         2       Contracts deemed included in the Specified Contracts

                                   APPENDIXES

         A       Tax Items Controlled by Raynet
         B       Tax Items Controlled by EHU and EHU2

                  AMENDED AND RESTATED JOINT VENTURE AGREEMENT

                 THIS AMENDED AND RESTATED JOINT VENTURE AGREEMENT made and entered into as of March 29, 1996, by and among Ericsson Holding Inc., a Delaware corporation ("EHU"), Ericsson Holding III Inc., a Delaware corporation ("EHU2"), and Raynet International, Inc., a California corporation ("Raynet").

                              W I T N E S S E T H :

                 WHEREAS, EHU, EHU2 and Raynet, among other parties, have entered into a Reorganization Agreement, dated as of March 27, 1996 (the "Reorganization Agreement"), in which they have agreed to amend and restate the Joint Venture Agreement between EHU and Raynet dated as of November 16, 1994 to read as provided herein and to admit EHU2 as a general partner of the partnership formed by such Joint Venture Agreement.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                 1.1. Certain Definitions. For all purposes of this Agreement, the following terms have the following meanings:

                 "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

                 "Agreement" means this Amended and Restated Joint Venture Agreement, as it may be further amended from time to time.

                 "Allocation Percentage" means, with respect to EHU, 99% and, with respect to EHU2, 1%.

                 "Auditors" means Price Waterhouse or such other firm of independent certified public accountants as EHU shall hereafter select as the auditors for the Partnership.

                 "Bankruptcy" means, with respect to any Partner, the happening of any of the following: (i) The appointment by a court of competent jurisdiction of a trustee, trustees, receiver, receivers, custodian or custodians under the Bankruptcy Code to administer all or a substantial portion of its assets (including its Partnership Interest);

                 (ii) The filing by such Partner of a voluntary petition for relief under the Bankruptcy Code or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they become due;

                 (iii) The making by such Partner of a general assignment for the benefit of creditors;

                 (iv) The failure by such Partner to pay, or the admission in writing of its inability or unwillingness to pay, its debts generally as they became due;

                 (v) The filing by such Partner of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, an involuntary petition for relief filed against it in any proceeding under the Bankruptcy Code; or

                 (vi) The entry by any court of competent jurisdiction of an order, judgment or decree granting relief against such Partner in a proceeding under the

         Bankruptcy Code which remains unstayed and in effect for a period of 60 consecutive days.

                 "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq., as amended from time to time.

                 "Board of Managers" means the Board of Managers of the Partnership established pursuant to Section 7.1.

                 "Book Value" means, with respect to any Partnership Asset, for the purpose of calculating the Capital Accounts of the Partners, the adjusted tax basis of such Partnership Asset for federal income tax purposes, except that with respect to Partnership Assets as of the date of this Agreement, Book Value means the value determined at the Closing under Section 2.2(e) of the Reorganization Agreement and recorded on the books of the Partnership in accordance with Section 2.2(e) of the Reorganization Agreement; provided, however, that for the Partnership Asset entitled "Capitalized R&D related to Intellectual Property Rights as defined in the Formation Agreement dated 10/10/94" on Exhibit 1 hereto, "Book Value" shall mean the "Agreed Value" of such asset at the time of its contribution as shown on Exhibit 1 hereto, adjusted for Depreciation from November 16, 1994 to the date of this Agreement.

                 "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with Section 3.2 hereof.

                 "Capital Account Gross Income" has the meaning specified in
Section 4.1(a) hereof.

                 "Capital Account Gross Losses" has the meaning specified in
Section 4.1(a) hereof.

                 "Capital Contribution" means the amount of any cash and the Fair Market Value of any assets contributed to the capital of the Partnership by a Partner with respect to such Partner's Partnership Interest; provided, however, that with respect to any Initially
Contributed Asset, Capital Contribution means the "Agreed Value" of such asset at the time of its contribution, as shown on Exhibit 1 hereto.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Control" (including, with correlative meanings, the terms "control", "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                 "Depreciation" means, for the purposes of calculating the Capital Accounts of the Partners, all deductions attributable to depreciation, amortization or cost recovery with respect to Partnership Assets having a useful life exceeding one year calculated by reference to Book Value; provided, however, that with respect to any Partnership Asset whose tax basis differed from its Book Value at the time of contribution, Depreciation shall be an amount that bears the same ratio to such Book Value at the time of contribution as the depreciation, amortization or other cost recovery deduction for such period with respect to such asset for federal income tax purposes bears to its adjusted tax basis at the date the Partnership Asset was contributed.

                 "Encumbrance" means any mortgage, deed of trust, lien, pledge, easement, hypothecation, assignment, security interest or any other encumbrance or restriction of any type whatsoever.

                 "Fair Market Value" means, with respect to the Partnership, any Partnership Interest or any assets of the Partnership, the fair market value thereof as determined in good faith by the Partners;
provided, however, that the "Fair Market Value" of Initially
Contributed Assets at the date contributed means the "Agreed Value" of such assets at such date as shown on Exhibit 1 hereto. The Partners have agreed that the Fair Market Value of Partnership Assets on the date hereof shall be the net amount for each such asset shown on the U.S. GAAP books of EUR at the March closing of such books immediately before the distribution of assets contemplated by Section 2.2(b) of the Reorganization Agreement; provided, however, that the Partners have agreed that (i) the Fair Market Value on the date hereof of the asset entitled "Capitalized R&D related to Intellectual Property Rights as defined in the Formation Agreement dated 10/10/94" as shown on Exhibit 1 hereto is equal to the "Agreed Value" thereof as of November 16, 1994 as determined under the Original Joint Venture Agreement, adjusted for "Depreciation" as such term is defined in the Original Joint Venture Agreement from November 16, 1994 to the date hereof; and (ii) the Fair Market Value on the date hereof of the "Net Fixed Assets" as shown on the U.S. GAAP books of EUR shall total $6 million, of which $4 million shall be the Fair Market Value of the tangible personal property comprising that asset.

                 "Fiscal Year" means the fiscal year of the Partnership for federal income tax purposes.

                 "Initially Contributed Assets" means the assets contributed to the Partnership at the time of formation of the Partnership on November 16, 1994 shown on Exhibit 1 hereto.

                 "License Agreement" means the License Agreement, dated as of the date hereof, between the Partnership and EUS.

                 "Managing General Partner" means EHU or such successor as EHU appoints.

                 "Member" means a member of the Board of Managers.

                 "Net Book Value" of any asset means Book Value less all Depreciation taken into account with respect to such asset through the date of determination (or, in the case of an asset held by the Partnership on the date hereof, from the date hereof through the date of determination).

                 "Original Joint Venture Agreement" means the Joint Venture Agreement between EHU and Raynet dated as of November 16, 1994.

                 "Partner" means EHU, EHU2 and Raynet and any successor to either and any additional Person who becomes a partner in the Partnership in accordance with the provisions of this Agreement.

                 "Partnership" means the general partnership created by the Original Joint Venture Agreement, as reorganized by this Agreement.

                 "Partnership Assets" means all right, title and interest of the Partnership in and to the tangible and intangible assets of the Partnership and any property (real or personal) or estate acquired in exchange for any such assets.

                 "Partnership Interest" means the entire ownership interest of a Partner in the Partnership at the relevant time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

                 "Partnership Law" means the Uniform Partnership Law of the State of Delaware, Chapter 15 of Title 6 of the Delaware Code 1935, as in effect on the date hereof, excluding any amendment thereto subsequent to the date hereof that would be applicable to the Partnership only in the absence of a provision in this Agreement to the contrary, unless such amendment is satisfactory to the Partners as evidenced in writing to such effect.

                 "Person" means an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

                 "Products" means any of the eight (8) products heretofore manufactured or sold by the Partnership and presently known as LOC2, LOC2i, RVS, RIDES, iRIDES, BCI, LCI and BroadView. Each Product shall remain a Product unless and until such time as it shall have undergone a significant functional change. If EHU believes that a Product has been or is being modified so that a significant functional change has occurred or will occur, with the result that such Product should no longer be considered a "Product" under this Agreement, EHU shall give Raynet at least three months' notice thereof. If Raynet disagrees with EHU, then the issue of whether the Product as so modified has undergone or will have undergone a significant functional change shall be referred to consultation and arbitration in accordance with Section 11.9. Unless otherwise agreed, each arbitrator selected shall be a qualified engineer in the field of telecommunications.

                 "Restated Balance" means, with respect to Capital
Accounts, the Capital Account balances of the Partners as recorded on the books of the Partnership at the completion of the Closing under the Reorganization Agreement.

                 "Shared Product Expenses" means expenses incurred by the Partnership, EHU or any Affiliate of EHU after December 31, 1995 in order to repair, replace or refund a Product on account of its nonperformance or nonfunctionality for which Product revenues were recorded (in whole or in part) on or before December 31, 1995 under the Specified Contracts. In calculating the amount of such expenses, services rendered or products supplied by the Partnership, EHU or any of EHU's Affiliates shall be based upon their respective costs. For this purpose inventory costs shall be reflected at the book value adjusted for reserves for lower of cost or market, and such expenses shall be charged on a basis consistent with the basis on which the Partnership has heretofore recorded the expenses of repairing, replacing, refunding or rebating Products. If any portion of the deferred revenues at December 31, 1995 relating to Products delivered under the Specified Contracts on or before that date are not eventually collected from the customers on account of the nonperformance or nonfunctionality of the Products, then 71.074% of the deferred revenues not collected shall be also treated as Shared Product Expenses.

                 "Specified Contracts" means any and all contracts between the Partnership and either Nynex or Deutsche Bundespost Telekom in existence at any time during the period commencing November 16, 1994 and ending December 31, 1995, including without limitation the contracts listed in Exhibit 2 hereto.

                 "Tax Matters Partner" has the meaning specified in Section 6.3 hereof.

                 "Third-Party Final Sales" for any Fiscal Year or other period after January 1, 1996 means all revenues recognized in accordance with U.S. GAAP during such Fiscal Year or other period by the Partnership, EHU, any of EHU's Affiliates or any third party to whom EHU or its Affiliates shall sublicense the right to use the Licensed Patent Technology and the Licensed Technology specified in the License Agreement from the sale, lease, installation or distribution of Products, including Products which are given away as an incentive to generate other revenues, to third parties which are not Affiliates of the seller. For this purpose, (i) revenues derived from the sale, lease, installation or distribution of software Products, whether characterized as software Product revenues, service revenues or otherwise, shall be considered revenues from the sale, lease, installation or distribution of Products, (ii) Products which are given away as an incentive to generate other revenues shall be regarded as having been sold, leased, installed or distributed, and (iii) prices of bundled Products sold, leased, installed or distributed as a part of a system, given away as an incentive to generate other revenues or otherwise included in a larger transaction in which the revenues for the Product are not separately identifiable shall be valued as if the Product were sold, leased, installed or distributed separately at the most recent price received in a normal recurring representative sale of the Product. Notwithstanding the foregoing, if no such sale has occurred (a) revenue for non-software Products shall be determined by multiplying the total sales price in the larger transaction by a fraction, the numerator of which is the manufacturing cost of the Product and the denominator of which is the manufacturing cost of the system, such manufacturing costs to be determined consistently for the Product and all other products included in the larger transaction in accordance with U.S. GAAP consistently applied, and (b) revenues for software Products that are sold in the same transaction as non-Products shall be deemed to be 6% of the revenues associated with the devices included in the larger transaction that are supported by the software Products, which devices either are Products or are similar to Products except insofar as they have undergone a significant functional change.

                 "Transfer" means the sale, assignment, transfer or other disposition or conveyance of a legal or beneficial interest, directly or indirectly, but shall not include a pledge with respect to all or a portion of a Partnership Interest unless and until action is taken to foreclose on such pledge.

                 "Treasury Regulations" means the regulations issued under the Code that are in effect on the date of this Agreement.

                 "U.S. GAAP" means U.S. generally accepted accounting principles consistently applied.

                                   ARTICLE II

                                 REORGANIZATION

                 2.1. Reorganization of Partnership. The parties hereto, having established a general partnership pursuant to the Original Joint Venture Agreement, hereby reorganize such Partnership under the Partnership Law for the purposes set forth in this Article II.

                 2.2. Name. The name of the Partnership is "Ericsson Raynet."

                 2.3. Offices. The principal office of the Partnership shall be at 155 Constitution Drive, Menlo Park,

California 94025-1106, or at such other place as the Board of Managers may from time to time designate. The Partnership may maintain additional offices at such other places as the Board of Managers shall from time to time designate.

                 2.4. Purposes. The purposes of the Partnership shall be to own the Licensed Patent Technology and the Licensed Technology specified in the License Agreement, to license the same in accordance with the License Agreement, to engage in other activities permitted by the License Agreement and to conduct such other business and activities as the Managing General Partner shall determine from time to time in accordance with the provisions of this Agreement.

                 2.5. Term. The Partnership shall continue until June
30, 2005 unless earlier terminated pursuant to Section 10.1 hereof;
provided, however, that if at least 30 days prior to the expiration of such term the Managing General Partner decides to extend such term, the Managing General Partner will inform the other Partners of its decision and the other Partners will amend this Agreement to extend the term as directed by the Managing General Partner.

                 2.6. Ownership of Property. Legal title to all assets, rights and property, whether real, personal or mixed, conveyed to or held or acquired by the Partnership shall reside in the Partnership and shall be conveyed only in the name of the Partnership, and no Partner, individually, shall have any ownership of such assets, rights and property.

                                   ARTICLE III

                                  CONTRIBUTIONS

                 3.1. Contributions. Except as otherwise provided in this Agreement or in the Reorganization Agreement, no Partner shall be required to make any Capital Contribution from and after the date of this Agreement; provided, however, that EHU shall be required to make a Capital
Contribution for each Fiscal Year equal to 51%, and Raynet shall be required to make a Capital Contribution equal to 49%, of the amount of any and all Shared Product Expenses incurred and paid during such Fiscal Year, but only to the extent that (x) the cumulative amount of Shared Product Expenses for all Fiscal Years less (y) the amount of Capital Contributions required to be made by both EHU and Raynet in respect of Shared Product Expenses incurred in all previous Fiscal Years exceeds (z) $7,628,000. If EHU shall determine that the cumulative amount of Shared Product Expenses is such that Capital Contributions by EHU and Raynet are likely to be required pursuant to this Section 3.1, EHU shall seek the consent of Raynet (which shall not be unreasonably withheld) before such Shared Product Expenses are incurred and before services or products are provided. Each of Raynet's and EHU's liability to make such Capital Contributions in the foregoing amounts shall survive any withdrawal (whether or not in contravention of the terms of this Agreement) of Raynet, EHU or EHU2, as the case may be, from the Partnership or any termination of the Partnership and in the event of any such termination shall be paid to the other general Partners or their successors and assigns.

                 3.2. Capital Accounts. A separate capital account (a "Capital Account") shall be established and maintained for each Partner during the term of the Partnership in accordance with federal income tax accounting principles. The Capital Account of each Partner as of the date of this Agreement shall be restated on the date of this Agreement to its Restated Balance. Each Partner's Capital Account thereafter shall be (i) increased by (A) the amount of Capital Account Gross Income allocated to such Partner and (B) the amount of cash and the Fair Market Value of tangible or intangible assets contributed to the Partnership by such Partner as a Capital Contribution and (ii) decreased by
(A) the amount of any Capital Account Gross Losses allocated to such Partner and
(B) the amount of distributions to such Partner. Each Partner's Capital Account shall be determined in accordance with the capital accounting rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv) and shall, as provided in Section
4.2 hereof, be adjusted upon the occurrence of certain events as provided in Treasury Regulations Section 1.704- 1(b)(2)(iv)(f). Any transferee of all (or a portion) of a Partnership Interest shall succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Partnership Interest.

                                   ARTICLE IV

                                   ALLOCATIONS

                 4.1. Capital Account Gross Income and Capital Account Gross Losses. (a) "Capital Account Gross Income" and "Capital Account Gross
Losses" shall be the gross income or gross deductions and losses (including capital gains, income and gain exempt from tax, and items of loss, deduction or expense not deductible from Partnership income or capitalized into the basis of Partnership property), respectively, of the Partnership determined for each Fiscal Year in accordance with the accounting method followed for federal income tax purposes, except that (i) in computing

Capital Account Gross Income and Capital Account Gross Losses all depreciation, amortization and cost recovery deductions shall be deemed equal to Depreciation,
(ii) gain or loss on the sale or other disposition of a Partnership Asset shall be determined by reference to Net Book Value and (iii) with respect to the Fiscal Year beginning July 1, 1995, Partnership income and losses for the period prior to January 1, 1996 shall be allocated according to the Original Joint Venture Agreement during which period the closing of the books method will be employed.

                 (b) If a Partner's Partnership Interest is increased or decreased during any Fiscal Year by transfer to a third party or otherwise, Capital Account Gross Income and Capital Account Gross Losses attributable to such Partnership Interest for such Fiscal Year shall be apportioned between the transferor and transferee or computed as to such Partners, as the case may be, ratably on a daily basis, unless the Partners agree on another method permitted under the Code and applicable Treasury Regulations and except with respect to the portion of the Fiscal Year beginning July 1, 1995 and ending December 31, 1995, during which the closing of the books method will be employed.

                 4.2. Allocation of Items of Capital Account Gross Income and Items of Capital Account Gross Losses.

                 (a) Capital Account Gross Income shall, from and after January 1, 1996, be allocated to the Partners as follows:

                 (i) First, items of Capital Account Gross Income for each Fiscal Year shall be allocated 100% to Raynet until Capital Account Gross Income allocated to Raynet pursuant to this Section 4.2(a)(i) is equal to 5% of Third-Party Final Sales of the Products for the Fiscal Year; provided, however, that in no event shall any allocations be made to Raynet pursuant to this Section 4.2(a)(i) either
         (1) after the cumulative amount of Capital Account Gross Income allocated to Raynet pursuant to this Section 4.2(a)(i) equals $25,000,000.00 or (2) with respect to any sales of Products after December 31, 2000;

                 (ii) next, 100% to EHU and EHU2 in proportion to their respective Allocation Percentages until the cumulative amount of Capital Account Gross Income allocated to EHU and EHU2 pursuant to this
         Section 4.2(a)(ii) equals the sum of (x) $3,703,703,703.70 plus (y) the cumulative amount of Capital Account Gross Losses of the Partnership from and after January 1, 1996 (which shall be added as if they were a positive number); and

                 (iii) thereafter, 0.675% to Raynet and 99.325% to EHU and EHU2 in proportion to EHU's and EHU2's respective Allocation Percentages.

                 (b) Capital Account Gross Losses (other than Depreciation with respect to the Partnership Asset entitled "Capitalized R&D related to Intellectual Property Rights as defined in the Formation Agreement dated 10/10/94" on Exhibit 1 hereto) shall, from and after January 1, 1996, be allocated to the Partners as follows:

                 (i) first, 49% to Raynet and 51% to EHU and EHU2 in proportion to their respective Allocation Percentages until the amount of Capital Account Gross Losses allocated pursuant to this Section 4.2(b)(i) for the Fiscal Year equals the amount of Capital Contributions, if any, required to be made to the Partnership by EHU and Raynet pursuant to
         Section 3.1 in respect of such Fiscal Year;

                 (ii) 100% to EHU and EHU2 in proportion to their respective Allocation Percentages.

                 (c) The Depreciation with respect to the Partnership Asset entitled "Capitalized R&D related to Intellectual Property Rights as defined in the Formation Agreement dated 10/10/94" on Exhibit 1 hereto shall, from and after January 1, 1996, be allocated to the Partners as follows:

                 (i) 49% to Raynet and 51% to EHU and EHU2 in proportion to their respective Allocation Percentages, which amount shall not include the amount of depreciation, amortization and other cost recovery deductions allocated to Raynet pursuant to Section 4.2(d); provided, however, that 100% of the amount of Capital Account Gross Losses that otherwise would be allocated to Raynet pursuant to this Section 4.2(c)(i) shall be allocated to EHU and EHU2 in proportion to their respective Allocation Percentages until the cumulative amount so allocated to EHU and EHU2 pursuant to this proviso for all Fiscal Years equals $5,100,000.00.

                 (d) Notwithstanding Sections 4.2(a), (b) and (c) hereof, for tax purposes but not for purposes of crediting or charging Capital Accounts, depreciation, amortization or other cost recovery deductions, or gain or loss realized by the Partnership, with respect to any property that was contributed to the Partnership or that was held by the Partnership at a time when the Book Value of the Partnership Assets was adjusted for allocations pursuant to Section
4.3 hereof (in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)), shall be allocated between the Partners in a manner which takes into account the differences between the adjusted basis for federal income tax purposes to the Partnership of its interest in such property and the Fair Market Value of such interest at the time of its contribution or revaluation. In making such allocations the Partnership shall use the traditional method as described in Treasury Regulations Section 1.704-3(b), as permitted by the Code and Treasury Regulations. In particular, (i) depreciation, amortization and other cost recovery deductions reflecting the excess of the tax basis of the Initially Contributed Assets contributed by Raynet over their "Agreed Value" at the time of the formation of the Partnership on November 16, 1994, as shown on
Exhibit 1 hereto, shall be allocated to Raynet; (ii) Raynet's share of gain or loss upon a taxable disposition of any or all of the Initially Contributed Assets contributed by Raynet shall reflect such excess tax basis, adjusted to account for allocations of deductions pursuant to clause (i) of this sentence; and (iii) corresponding treatment shall apply in respect of property acquired by the Partnership to the extent that the tax basis of such property reflects, in whole or in part, such excess tax basis of any Initially Contributed Asset contributed by Raynet.

                 4.3. Adjustment to Capital Accounts. Immediately before any distribution pursuant to Section 10.2(c)(iii) hereof, the Partnership shall revalue the Capital Accounts by allocating gain or loss for Capital Account purposes as if the Partnership sold all of its assets for Fair Market Value. Such gain or loss shall be included in Capital Account Gross Income or Capital Account Gross Losses and shall be allocated in accordance with Section 4.2 of this Agreement.

                                    ARTICLE V

                                  DISTRIBUTIONS

                 5.1. Distributions. From and after January 1, 1996, the Partnership shall make distributions in respect of each Fiscal Year annually within thirty (30) days after completion of the yearly financial report referred to in Section 6.2(a) as follows:

                 (a) to Raynet in an amount equal to 5% of Third-Party Final Sales of the Products for the Fiscal Year; provided, however , that in no event shall any distributions be made to Raynet with respect to any sales of Products after December 31, 2000 and in no event shall the cumulative amount distributed to Raynet pursuant to this Section 5.1(a) exceed $25,000,000.00;

                 (b) next, to EHU and EHU2 at such times and in such amounts as shall be determined by the Board of Managers until the cumulative amount distributed to EHU and EHU2 pursuant to this Section 5.1(b) equals the sum of (x) $3,703,703,703.70 plus (y) the cumulative amount of Capital Account Gross Losses of the Partnership from and after January 1, 1996 (which shall be added as if they were a positive number); and

                 (c) thereafter, 0.675% to Raynet and 99.325% to EHU and EHU2 in proportion to EHU's and EHU2's respective Allocation Percentages.

If the Partnership shall not have sufficient funds to make any distribution required by Section 5.1(a), or any distribution in accordance with Sections 5.2 or 8.2 the amount of which is determined by reference to Section 5.1(a), EHU shall make a Capital Contribution or otherwise make funds available to the Partnership to enable it to make such distribution.

                 5.2. Distributions on Liquidation. Any distribution pursuant to Section 10.2(c)(iii) hereof shall be made first to Raynet in an amount equal to the sum of the amount of any distributions required by Section 5.1(a) which have not theretofore been made plus the greater of (a) $1 or (b) the excess, if any, of (i) the cumulative amount allocated to Raynet pursuant to
Section 4.2(a)(iii) over (ii) the cumulative amount distributed to Raynet pursuant to Section 5.1(c), and thereafter to EHU and EHU2 in accordance with their respective Allocation Percentages.

                                   ARTICLE VI
                             ACCOUNTING AND RECORDS

                 6.1. Books and Records. The Partnership shall keep or cause to be kept at the Partnership's principal office separate books of account for the Partnership (including a record as to each Partner's Capital Account) which shall show a true, accurate and complete record of each transaction of the Partnership, including but not limited to, all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the business of the Partnership, each in accordance with U.S. GAAP. The Partnership shall also keep or cause to be kept at the Partnership's principal office separate books of account for the Partnership which shall show the same items in accordance with federal income tax accounting principles.

                 6.2. Financial Reports. (a) The Partnership shall prepare and deliver to each Partner as promptly as practicable, and in any event not later than sixty (60) days after the end of each quarter and ninety (90) days after the end of each Fiscal Year, a financial report of the

Partnership, prepared in accordance with U.S. GAAP, for such period, including a balance sheet, a statement of income (loss) and a statement of Partners' capital (deficiency). The report furnished after the close of the Fiscal Year shall include a statement of cash flows and allocations to the Partners of the Partnership's taxable income, gains, losses, deductions, credits and the balance in each Partner's Capital Account.

                 (b) Within sixty (60) days after the end of each quarter and ninety (90) days after the end of each Fiscal Year, EHU shall provide to the other Partners unaudited schedules of Third-Party Final Sales and cumulative Shared Product Expenses to the end of such quarter or Fiscal Year.

                 (c) The Partnership shall also prepare and deliver to EHU after the close of each fiscal quarter and the end of each Fiscal Year a financial report of the Partnership prepared in accordance with the "FIRE" financial reporting system of Ericsso- n, which, in the case of the report furnished after the end of the Fiscal Year, shall thereafter be audited by the Auditors. Such reports shall be delivered to EHU in accordance with the normal reporting schedule established by Ericsson.

                 6.3. Tax Returns and Information. (a) EHU is hereby designated "Tax Matters Partner", as defined in the Code, for the Partnership and shall be so designated in each federal information return filed on behalf of the Partnership. The Tax Matters Partner shall not be liable to the Partnership or any other Partner for any act or omission taken or suffered by it in such capacity in good faith in the belief that such act or omission is in or is not opposed to the best interests of the Partnership as expressed by this Agreement; provided, however, that such act or omission does not constitute fraud, a willful violation of law or a willful violation of this Agreement.

                 (b) The Tax Matters Partner shall, at its own expense, cause to be prepared all income and other required federal, state, local and foreign tax returns for the Partnership (and any corporation or partnership as to which the Partnership files returns or directs the filing of returns), and shall use its best efforts to cause the same to be sent (together with related work papers) to each Partner for review at least 75 days prior to filing, shall in all events cause the same to be sent (together with related work papers) to each Partner for review at least 45 days prior to filing and shall cause the same to be timely filed with extension by the appropriate authorities but not beyond the 15th day of the ninth month after the end of the Partnership's taxable year (unless due without extension after such day), unless otherwise agreed by all Partners. Such returns shall be prepared so as to be consistent with the allocation to Raynet of depreciation, amortization and other cost recovery deductions reflecting the excess, as shown on Exhibit 1 hereto, of the tax basis of Partnership Assets contributed to the Partnership by Raynet over the "Agreed Value" of such assets at the date of the formation of the Partnership on November 16, 1994; and provided, further, that as to any tax return for the Partnership filed after the date of this Agreement, Raynet shall have full authority to direct the preparation of such return with respect to any items relating to the issues identified in Appendix A or relating to any other issue that substantially affects Raynet without materially adversely affecting EHU or EHU2 (collectively, "Raynet Issues"); provided, however, that if the Tax Matters Partner requests that Raynet, at its own expense, provide an opinion of Heller, Ehrman, White & McAuliffe or other counsel reasonably acceptable to the Tax

Matters Partner to the effect that there is "substantial authority", as that term is defined under the Treasury Regulations in effect at the time of such request, for the reporting of such item on such return, and Raynet does not provide such opinion, then such return may be prepared as to such item in such manner as the Tax Matters Partner deems appropriate.

                 (c) With respect to any issue identified in Appendix A, the Partners agree that Raynet shall have full authority over any position the Partnership takes in any tax audits of the Partnership and in any tax litigation in which the Partnership is involved, and EHU and EHU2 shall have such authority with respect to issues identified in Appendix B. Raynet shall have the power to appoint counsel ("Raynet Counsel"), at its own expense, to represent the Partnership with respect to any issue identified in Appendix A in any audit or litigation involving the Partnership. EHU and EHU2 shall have the power to appoint counsel ("EHU Counsel"), at their own expense, to represent the Partnership with respect to any issue identified in Appendix B in any audit or litigation involving the Partnership. Any such appointment of counsel, however, shall be subject to the approval of the other Partners, which approval shall not be unreasonably withheld; provided, however, that approval of the appointment of Heller, Ehrman, White & McAuliffe as Raynet Counsel, or Sullivan & Cromwell as EHU Counsel, shall not be withheld absent a direct conflict with the party whose approval is needed. Raynet Counsel shall act only in the interest, and only at the direction, of Raynet and shall have full authority to file any administrative adjustment requests, to file any petition relating to an administrative adjustment request and to negotiate, settle and litigate any issue identified in Appendix A without the consent of any other party, and, to the extent limited to issues identified in Appendix A, any such settlement shall bind the Partnership, EHU and EHU2. EHU Counsel shall act only in the interest, and only at the direction, of EHU or EHU2 and shall have full authority to file any administrative adjustment requests, to file any petition relating to an administrative adjustment request and to negotiate, settle and litigate any issue identified in Appendix B without the consent of any other party, and, to the extent limited to issues identified in Appendix B, any such settlement shall bind the Partnership and Raynet. EHU and EHU2 shall use their best efforts (i) to allow Raynet to control any audit or litigation relationship of the Partnership with the Internal Revenue Service with respect to any issue identified in Appendix A, beginning with the initial contact with the auditor and continuing through final resolution of any ensuing litigation, including without limitation the execution of such powers of attorney as Raynet reasonably deems necessary to permit Raynet Counsel to represent the Partnership as described in this Section 6.3(c) and (ii) to cooperate with Raynet Counsel in its defense or settlement of any issue identified in Appendix A. Raynet shall use its best efforts to keep EHU and EHU2 apprised of all material developments with respect to any audit or litigation involving issues identified in Appendix A for which Raynet has appointed Raynet Counsel, shall arrange for EHU and EHU2 to be invited to all meetings and conferences with the Internal Revenue Service or any other taxing authority, shall provide drafts of all documents prior to submission and shall consult with EHU and EHU2 or its representatives regarding any such audit or litigation; provided, however, that the foregoing clause shall not be interpreted to limit Raynet's authority in any audit of, or litigation involving, the Partnership with respect to any issue identified in Appendix A. Raynet shall use its best efforts to cooperate with EHU Counsel in its defense or settlement of any issue identified in Appendix B. EHU shall use its best efforts to keep Raynet apprised of all material developments with respect to any audit or litigation involving any issue identified in Appendix B for which EHU has appointed EHU Counsel, shall arrange for Raynet to be invited to all meetings and conferences with the Internal Revenue Service or any other taxing authority, shall provide drafts of all documents prior to submission and shall consult with Raynet or its representatives regarding any such audit or litigation; provided, however, that the foregoing clause shall not be interpreted to limit
EHU's authority in any audit of, or litigation involving, the Partnership with respect to any issue identified in Appendix B. Except as otherwise provided in this Agreement, the Partners do not hereby waive any rights granted under the Code or applicable Treasury Regulations with respect to any audit of the Partnership; provided, however, that Raynet agrees with respect to the issues identified in Appendix B, and EHU and EHU2 agree with respect to issues identified in Appendix A, to report on their respective tax returns and for all other purposes (including without limitation, Hart-Scott-Rodino and European Union filings, 10Qs, 10Ks, annual reports and press releases) consistently with the return position of the Partnership, and further agree, in connection with any audit or litigation, not to take any position inconsistent with the return position of the Partnership with respect to such issues identified in Appendices A and B and not to agree to a settlement inconsistent with a settlement approved by the Partner with authority with respect to such issues.

                 (d) Within 20 days of receipt (unless earlier notification is required elsewhere in this Agreement), the Tax Matters Partner (or any other Partner receiving such notification) shall give to the other Partners written notice of the receipt from any taxing authority of any notification of an audit or investigation of the Partnership and shall keep the other Partner fully informed as to the status of any audit of the Partnership's tax affairs and all proceedings in connection therewith. Except as otherwise provided in Section 6.3(c): (i) each Partner shall have the right (1) to participate in any audit or administrative proceeding relating to the determination of any item of taxation relating to the Partnership and (2) to participate in any discussions with the Internal Revenue Service relating to any item of Partnership taxation; (ii) the Tax Matters Partner shall not enter into any settlement or compromise of any issue related to any item of Partnership taxation or agreement extending the statute of limitations on behalf of Raynet without the consent of Raynet; and
(iii) in the event that a Partner notifies the Tax Matters Partner of its intention to represent itself or to obtain its own tax counsel or accountants to represent it in connection with any examination of Partnership items affecting that Partner, any related proceeding or any proposed adjustment relating thereto, the Tax Matters Partner shall supply that Partner and its tax counsel and accountants, at that Partner's sole cost and expense, with copies of all written communications received by the Tax Matters Partner with respect thereto, together with such other information and documents as they may reasonably request in connection therewith, and the Tax Matters Partner shall cooperate with that Partner and its tax counsel and accountants, at that Partner's sole cost and expense, in connection with any separate representation.

                 (e) For purposes of this Section 6.3, obligations of EHU and Raynet, respectively, shall be obligations of each of them and their respective Affiliates.

                 6.4. Withholdings. Each Partner hereby agrees that, notwithstanding anything herein to the contrary, the Partnership shall be entitled, upon advice of counsel and after consultation with the affected Partner, to withhold from such Partner and pay over to the Internal Revenue Service or any foreign, state or local governmental taxing authority any sums required and necessary to be withheld to prevent any liability or contingent liability on the part of the Partnership or any Partner, and the amounts withheld and paid over shall be deemed to have been distributed to such Partner from whom any such amounts have been withheld.

                 6.5. Records of Shared Product Expenses. EHU shall maintain supporting documentation relating to each Shared Product Expense which shall include evidence that (i) the expense relates to a Product for which revenues were recorded (in whole or in part) on or before December 31, 1995 under the Specified Contracts, (ii) the expense was incurred as the result of a valid reason related to the nonperformance or nonfunctionality of the Product (not as the result of negligence of the customer or a third party, negligence of the Partnership after December 31, 1995, an Act of God, commercial concerns unrelated to performance of the Product, commercial decisions not to provide functionality that otherwise could be provided or any other invalid reason) and
(iii) supporting documentation for all costs incurred in performing the repair, including payroll records evidencing the hours spent on warranty activities and the installation upon which personnel were engaged, parts and installation on which they were installed and other costs by installation.

                 6.6. Audit Rights. Raynet shall have the right upon request and at its sole expense to direct that an independent public accounting firm audit the books and records of the Partnership or EHU or any of EHU's Affiliates at reasonable times during normal business hours and to confer with the Partnership's or EHU's or EHU's Affiliates' auditors in order to determine the accuracy of allocations under Section 4.1 and distributions under Section 5.1, including as necessary Third-Party Final Sales and/or Shared Product Expenses incurred during any Fiscal Year.

                                   ARTICLE VII
                          MANAGEMENT OF THE PARTNERSHIP

                 7.1. Board of Managers. (a) The business and affairs of the Partnership shall be managed under the direction of the Board of Managers.

                 (b) The Board of Managers shall at all times consist of not less than one Member, the number to be established by the Managing General Partner, who shall have the sole power to elect the Member or Members of the Board of Managers from time to time in their discretion. Each Member shall serve until his or her resignation, removal or death.

                 7.2. Meetings, Quorum and Voting. (a) The Board of
Managers shall hold such meetings at such times and at such places as it shall determine. The Board of Managers may take action by unanimous written consent. Meetings may be held by telephone if all Members participating in the meeting are able to hear and be heard by each other. Notice of any meeting may be waived by a Member at any time, whether before or after the meeting, and shall be deemed waived by any Member who attends or participates by telephone in the meeting.

                 (b) A majority of the Members shall constitute a quorum for the transaction of business at any meeting of the

Board of Managers. The approval of a majority of the Members present at a meeting of the Board of Managers at which a quorum is present or unanimous written consent of the Members shall be the act of the Board of Managers.

                 (c) The Board of Managers may establish such committees as it deems appropriate.

                 7.3. Restrictions on Authority of Board of Managers. Notwithstanding Section 7.1, the Board of Managers will not take any of the following actions without the prior consent of Raynet, which will not be unreasonably withheld:

                 (a) any merger or consolidation involving the Partnership;

                 (b) the admission of additional Partners to the Partnership;

                 (c) the voluntary termination or dissolution of the Partnership;

                 (d) the filing of a voluntary petition under the Bankruptcy
         Code;

                 (e) any amendment of the License Agreement;

                 (f) any sale or other disposition by the Partnership of the Licensed Patent Technology and the Licensed Technology referred to in the License Agreement; and

                 (g) the conduct of any business activities (other than owning the Licensed Patent Technology and the Licensed Technology and licensing the same in accordance with the License Agreement and activities incidental thereto).

                                  ARTICLE VIII
                        TRANSFER OF PARTNERSHIP INTERESTS

                 8.1. Restrictions on Transfer. Except as otherwise set forth in this Article VIII, no Partner may Transfer or subject to any Encumbrance all or any part of its Partnership Interest. Any attempt so to Transfer or subject to any Encumbrance any Partnership Interest shall be void.

                 8.2. Call Option. Raynet hereby grants to EHU and EHU2 the irrevocable option to purchase and acquire from Raynet (or any transferee of Raynet) at any time after December 31, 2000 all of Raynet's Partnership Interest at an aggregate purchase price equal to the sum of the amount of any distributions required by Section 5.1(a) which have not theretofore been made plus the greater of (a) $1 or (b) the excess, if any, of (i) the cumulative amount allocated to Raynet pursuant to Section 4.2(a)(iii) over (ii) the cumulative amount distributed to Raynet pursuant to Section 5.1(c).

                 8.3. Intracompany Transfers. Each of EHU, EHU2 and
Raynet may Transfer all (but not less than all) of its Partnership Interest provided that (i) the transferee is a direct or indirect subsidiary of EUS, in the case of EHU and EHU2, or Raychem, in the case of Raynet, and at least 80 percent of the total outstanding voting securities of such subsidiary is held directly or indirectly by EHU or Raychem, as the case may be, (ii) the transferee agrees in writing to be bound by the terms of this Agreement to the same extent as the transferor, and (iii) the transfer would not result in a termination of the Partnership under Section 708 of the Code. In the event that such a transfer is proposed, the transferor shall notify the other Partners of the identity of such transferee and provide such other information concerning the proposed transfer as the other Partners may reasonably request. In the event a transfer is prohibited because it would cause a termination of the Partnership under Section 708 of the Code, the Partner that proposed such transfer may make it in two stages at least 12 months, but not more than 13 months, apart so long as such transfer does not cause a termination. No transfer of a Partnership Interest by any Partner in accordance with this Section 8.3 shall release the transferring Partner from any of its obligations or liabilities under this Agreement, and it shall remain jointly and severally liable for all obligations and liabilities of the transferee hereunder. Any permitted transferee pursuant to this Section 8.3 shall have the same rights and obligations as the applicable transferor.

                                   ARTICLE IX

                                    DEFAULTS

                 9.1. Events of Default. An "Event of Default" shall be considered to have occurred with respect to a Partner (the "Defaulting Partner") if:

                 (a) Raynet, on the one hand, or EHU or EHU2, on the other hand, fails to perform or violates any material term or condition of this Agreement and such failure or violation continues for 20 days after such Partner has been given written notice thereof by EHU, in the case of Raynet, or by Raynet, in the case of EHU or EHU2;

                 (b) Such Partner withdraws from the Partnership or otherwise causes the dissolution of the Partnership in con- travention of the terms of this Agreement; or

                 (c) The Partnership is terminated as a result of the Bankruptcy of such Partner.

                 9.2. Remedies Upon Default. (a) Upon the occurrence and during the continuance of an Event of Default, Raynet, in the case of an Event of Default by EHU or EHU2, and EHU, in the case of Default by Raynet, may elect to terminate the Partnership as provided in Section 10.1 hereof, in which event the affairs of the Partnership shall be wound up as provided in Section 10.2 hereof.

                 (b) The Defaulting Partner shall be liable to the Partnership and to the non-defaulting Partner(s) (the "Non-De- faulting Partner(s)") for any and all losses, claims, damages, costs and expenses (including, without limitation, reasonable legal fees and tax costs) suffered or incurred by the Partnership or the Non-Defaulting Partner(s) as a result of such Event of Default.

                                    ARTICLE X

                                   TERMINATION

                 10.1. Termination. The Partnership shall be dissolved and its affairs wound up pursuant to Section 10.2 hereof upon the first to occur of any of the following events (each, an "Event of Termination"):

                 (a) the expiration of the term of the Partnership set forth in
         Section 2.5 hereof;

                 (b) prior to January 1, 2001, the execution by the Partners of a unanimous written consent to the dissolution of the Partnership;

                 (c) after December 31, 2000, the execution by EHU and EHU2 of a written consent to the dissolution of the Partnership;

                 (d) the Bankruptcy of a Partner, unless in case the Bankruptcy is of Raynet, EHU and EHU2 have consented, or in case the Bankruptcy is of EHU or EHU2, Raynet shall have consented, to a continuation of the Partnership with the successor or successors of the bankrupt Partner, including, without limitation, the representative of the bankrupt Partner's estate or a court-appointed trustee, receiver or custodian and any mediate or immediate transferee therefrom of such bankrupt Partner admitted as a new Partner; or

                 (e) the election of Raynet or EHU as a Non-Defaulting Partner pursuant to Section 9.2(a) hereof to terminate the Partnership upon the occurrence and during the continuance of an Event of Default.

                 10.2. Winding-up. Upon the occurrence of an Event of Termination, the Partnership affairs shall be wound up as promptly as practicable as follows:

                 (a) The Board of Managers shall cause to be prepared a statement of the assets and liabilities of the Partnership as of the date of dissolution.

                 (b) The assets of the Partnership shall be liquidated as promptly as possible, and receivables collected, all in an orderly and businesslike manner so as not to involve undue sacrifice. If any assets are sold to a Partner or an Affiliate of a Partner, such assets shall be sold at an arm's-length price and on arm's-length terms.

                 (c) The proceeds of liquidation under Section 10.2(b) hereof and all other assets of the Partnership shall be applied and distributed as follows in the following order of priority:

                          (i) to the payment of the debts and liabilities of the
                 Partnership, including all amounts owed to EHU or EHU2 or any Affiliate of EHU or EHU2 but not including any amounts owed to Raynet or Raychem or any Affiliate thereof, and the expenses of liquidation;

                          (ii) to establish any reserves that the Board of
                 Managers (or if EHU or EHU2 is a Defaulting Partner, then Raynet), in accordance with sound business judgment, deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, which reserves may be paid over to an escrow agent selected by the Board of Managers (or if EHU or EHU2 is a Defaulting Partner, then Raynet) to be held by such agent for the purpose of (x) distributing such reserves in payment of the aforementioned contingencies and (y) upon the expiration of such period as the Board of Managers (or if EHU or EHU2 is a Defaulting Partner, then Raynet) may deem advisable, distributing the balance thereof in the manner provided in this Section 10.2(c); and

                          (iii) thereafter, to the Partners in accordance with
                 Section 5.2 hereof. Any distribution pursuant to Section 5.2 hereof shall be made no later than (A) the end of the Partnership taxable year in which the liquidation of the Partnership occurs or (B) if later, within 90 days after the date of such liquidation. Distributions pursuant to Section 5.2 hereof may be made to a trust established for the benefit of the Partners for the purposes of liquidating

         Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of any Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Board of Managers (or if EHU or EHU2 is a Defaulting Partner, then Raynet), in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.

                 (d) The Partners shall otherwise comply with all requirements of applicable law pertaining to the winding-up of the Partnership.

                 (e) Notwithstanding the foregoing provisions of this Section 10.2, in the event that the Partnership shall be dissolved under circumstances where EHU or EHU2 is a Defaulting Partner, EHU shall have the option to direct that the assets of the Partnership be distributed in kind 49% to Raynet and 51% to EHU and EHU2 in accordance with their respective Allocation Percentages, and in the event of any such distribution in kind Raynet shall not be entitled to claim any loss of tax benefits or any tax costs as any element of losses, claims, damages, costs and expenses to which Raynet might otherwise be entitled under Section 9.2(b) hereof to the extent that any such loss of tax benefits or tax costs can be reduced, avoided or mitigated as a result of the receipt of such assets in kind; provided, however, that in the event of any such distribution to Raynet, Raynet shall not sell, pledge, license, assign, transfer, encumber or otherwise dispose of any of the assets so distributed to Raynet, except that Raynet shall transfer all such assets to EHU promptly after December 31, 2000, without the payment of any consideration by EHU.

                                   ARTICLE XI

                                  MISCELLANEOUS

                 11.1. Relationship of Parties. Except as otherwise expressly provided in this Agreement, (a) no Partner, acting alone, shall have any authority to act for, or undertake to assume any obligations or responsibility on behalf of, any other Partner or the Partnership, and (b) no Partner shall be responsible or liable for any indebtedness or obligation of any other Partner incurred either before or after the execution of this Agreement.

                 11.2. Waiver of Partition. Except as may be otherwise provided by law in connection with the winding up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership assets. No Partner or Affiliate of a Partner shall file an involuntary petition against the Partnership under any law relating to reorganization or relief of debtors.

                 11.3. Amendments and Waivers. This Agreement may be amended or modified only by an instrument in writing executed by each of the Partners. No Partner shall be released from its obligations hereunder without the written consent of each other Partner. The observance of any terms of this Agreement may be waived (either generally or in particular instances) by the Partner entitled to enforce such term, but any such waiver shall be effective only if in writing signed by the Partner against which such waiver is to be asserted. No failure by any Partner to take any action with respect to a breach of this Agreement or a default by another Partner shall constitute a waiver of the former Partner's right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any Partner of any breach or failure to comply with any provision of this Agreement by another Partner shall not be construed as, or constitute, a continuing waiver of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

                 11.4. Entire Agreement. This Agreement, together with the Reorganization Agreement and the License Agreement, constitutes the entire and only agreements between the parties hereto and their Affiliates relating to the subject matter hereof. Any and all prior arrangements, representations, promises, understandings and conditions in connection with said matter and any representations, promises or conditions not expressly incorporated herein or expressly made a part hereof shall not be binding upon any Partner.

                 11.5. Severability; Interpretation. The provisions of this Agreement shall be construed and interpreted in accordance with the purposes hereof to the maximum extent permitted by law. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement. Nothing contained herein shall be construed in such a way as to require any Partner to take any action which, in the reasonable opinion of counsel reasonably acceptable to the other Partners, is contrary to law, or to prohibit any Partner from taking any action which, in the reasonable opinion of counsel reasonably acceptable to the other Partners, is required by law. Any opinion of counsel relied upon by a Partner for purposes of this Section 11.5 shall be in writing and, upon request of any other Partner, shall be furnished to such Partner.

                 11.6. Notices. All notices, requests, consents, demands, instructions, approvals and other communications hereunder shall be in writing and shall be validly given, made or served, if delivered personally or sent by certified mail, recognized courier service or telefax (confirmed by certified mail or recognized courier service in the case of telefaxes), and shall be deemed effective when actually received, as follows:

                 (a)  If to EHU or EHU2 to:

                      Ericsson Inc.
                      740 East Campbell Road
                      Richardson, Texas 75081
                      Attention:  General Counsel
                      Fax:  214 907-7553

                      With copies to:

                      Sullivan & Cromwell
                      125 Broad Street
                      New York, New York 10004
                      Attention:  Richard R. Howe, Esq.
                      Fax:  212 558-3111

                 (b)  If to Raynet to:

                      c/o Raychem Corporation
                      300 Constitution Drive, Mail Stop 120/8502
                      Menlo Park, California 94025-1164
                      Attention:  General Counsel
                      Fax:  415 361-5623

                      With a copy to:

                      Heller Ehrman White & McAuliffe
                      525 University Avenue
                      Palo Alto, California 94301-1900
                      Attention:  Sarah A. O'Dowd, Esq.
                      Fax:  415 324-0638

                 (e)  If to Partnership to:

                      Ericsson Raynet
                      155 Constitution Drive
                      Menlo Park, California 94025-1106
                      Attention:  Chief Executive Officer
                      Fax:  415 324-6668

or to such other address or addresses as any party may from time to time designate in writing delivered in a like manner to the other parties hereto.

                 11.7. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each fully executed counterpart shall be deemed an original.

                 11.8. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE; PROVIDED, HOWEVER, THAT IF SUCH STATE'S CHOICE OF LAW PROVISIONS INDICATE THAT ANOTHER JURISDICTION'S LAWS ARE APPLICABLE, SUCH CHOICE OF LAW PROVISIONS WILL NOT BE APPLICABLE.

                 11.9. Arbitration and Consultation on Disputes.

                 For purposes of this Section 11.9, EHU and EHU2 shall be deemed to be a single Partner.

                 (a) The Partners agree that they shall attempt to resolve in good faith disputes arising in connection with this Agreement. Each Partner agrees to designate for this purpose a representative who is not a member of the Board of Managers and who is authorized to make decisions on such Partner's behalf. A dispute shall be referred by a Partner for consultation between the Partners by delivering written notice to the other Partner briefly stating the nature of the dispute and requesting consultation.

                 (b) In the event that, upon the expiration of sixty (60) calendar days after receipt of the notice referred to in paragraph (a), the Partners are unable to resolve the matter in dispute, and if the matter relates to any alleged breach of this Agreement or to the determination of Third-Party Final Sales or the definition of "Product," including any dispute relating to the construction or interpretation of the rights and obligations of any Partner, then the dispute shall be resolved in the manner provided in paragraph (c).

                 (c) Any dispute with respect to an alleged breach of this Agreement, including any dispute relating to the construction or interpretation of the rights and obligations of any Partner, which is not resolved through consultation as provided in paragraphs (a) and (b), shall be resolved by an arbitration proceeding conducted in accordance with the following:

                 (i) The arbitration proceeding shall be governed by the rules of the American Arbitration Association ("AAA");

                 (ii) The arbitrators shall be qualified by education and training to pass upon the particular matter to be decided;

                 (iii) There shall be three (3) arbitrators, one of whom shall be selected by the Partner seeking to initiate arbitration, one by the other Partner and the third by the two arbitrators so selected;

                 (iv) The arbitration proceeding shall take place in a location in the United States selected by majority vote of the arbitrators;

                 (v) The Partners shall agree in advance as to the manner in which the arbitration panel shall promptly hear witnesses and arguments, review documents and otherwise conduct the arbitration proceedings. Both Partners shall receive notice of the subject of the arbitration, and the arbitration shall not be binding on the Partners with respect to any matters not specified in such notice. Should the Partners fail to reach an agreement as to the conduct of such proceedings, the arbitration panel shall formulate its own procedural rules and promptly commence the arbitration proceedings;

                 (vi) The arbitration proceedings shall be conducted as expeditiously as possible with due consideration for the complexity of the dispute in question. The arbitration panel shall issue its decision in writing within forty-five (45) calendar days from the hearing of final arguments by the Partners;

                 (vii) The arbitration award shall be given in writing and shall be final and binding on the Partners with respect to the subject matter identified in the notice called for by subparagraph (v), and not subject to any appeal and shall deal with the question of costs of arbitration;

                 (viii) Judgment upon the award may be entered in any court having jurisdiction or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be;

                 (ix) The Partners shall not submit a dispute subject to this paragraph (c) to any federal, state, local or foreign court or arbitration association except as may be necessary to enforce the arbitration procedures of this paragraph (c) or to enforce the award of the arbitration panel. If court proceedings to stay litigation or compel arbitration under the Federal Arbitration Act (Title 9, U.S.C.) or similar state or foreign legislation are necessary, the Partner who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys' fees which are reasonably incurred by the other Partner; and

                 (x) The Partners shall keep confidential the arbitration proceedings and the terms of any arbitration award, except as may be otherwise required by law.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

                                        RAYNET INTERNATIONAL, INC.

                                        By:   /s/ Raymond J. Sims
                                            ------------------------------
                                            Name:  Raymond J. Sims
                                            Title: Senior Vice President
                                                   and Chief Financial Officer

                                        ERICSSON HOLDING INC.

                                        By:   /s/ Mans Ekelof
                                            ------------------------------
                                            Name:  Mans Ekelof
                                            Title: Secretary

                                        ERICSSON HOLDING III INC.

                                        By:   /s/ Mans Ekelof
                                            ------------------------------
                                            Name:  Mans Ekelof
                                            Title: Secretary